UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-2
System1, Inc.
(Name of Registrant as Specified in Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

4235 Redwood Avenue
Los Angeles, California 90066
LETTER TO STOCKHOLDERS
June 7, 2023
Dear Stockholder:
You are cordially invited to attend this year’s annual meeting of stockholders of System1, Inc. on Monday, June 19, 2023, at 11:00 a.m. Pacific Time. The annual meeting will be a completely “virtual” meeting. You will be able to attend the annual meeting, as well as vote and submit your questions during the live webcast of the meeting, by visiting www.virtualshareholdermeeting.com/SST2023 and entering the company number and control number included on your proxy card or in the instructions that accompany your proxy materials.
Details regarding admission to the annual meeting and the business to be conducted at the annual meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Whether or not you plan to attend the annual meeting, your vote is very important and we encourage you to vote promptly. You may vote by either marking, signing and returning the enclosed proxy card or using telephone or internet voting. For specific instructions on voting, please refer to the instructions on your enclosed proxy card. If you attend the annual meeting you will have the right to revoke the proxy and vote your shares virtually at the meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.
Sincerely yours,
/s/ Michael Blend
MICHAEL BLEND
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

SYSTEM1, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 19, 2023

When	Monday, June 19, 2023 at 11:00 a.m. PT		How to Vote in Advance
Where	Virtually at www.virtualshareholdermeeting.com/SST2023	By Mail	Complete, sign, date and return your proxy card or voting instruction form in the envelope provided
Proposal 1	Election of three nominees named in the proxy statement to serve as Class I directors on the Board of Directors. The Board of Directors recommends a vote “FOR” each nominee.	By Internet	You can vote your shares online at www.proxyvote.com
Proposal 2
Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023. The Board of Directors recommends a vote “FOR”.

		By Phone	You can vote your shares by calling 1-800-690-6903
Any other business which may properly come before the annual meeting or any adjournment or postponement. In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to questions of general interest to stockholders.		Your vote is important. Please vote as soon as possible by one of the methods shown above. Be sure to have your proxy card, voting instruction form or Notice of Internet Availability in hand and follow the below instructions:
Who Can Vote	Only owners of record of the Company’s issued and outstanding common stock as of the close of business on April 20, 2023. Each share of common stock is entitled to one vote.	IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 19, 2023
Date of Mailing	We intend to mail Proxy Materials on or about June 7, 2023.
This Proxy Statement and the proxy card are first being mailed to our stockholders on or about June 7, 2023. In accordance with Securities and Exchange Commission (“SEC”) rules, we are advising our stockholders of the Internet availability of our proxy materials related to our forthcoming Annual Meeting. Because we have elected to utilize the “full set delivery” of materials option, we are delivering paper copies of all of the proxy materials to all our stockholders, as well as providing access to those proxy materials on a publicly accessible website. This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available to our stockholders at https://ir.system1.com/financials/sec-filings/default.aspx. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC, except for exhibits, will be furnished without charge to any of our stockholders upon written request to System1, Inc., 4235 Redwood Avenue, Los Angeles, California 90066, Attention: Corporate Secretary. This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, are also available on the SEC’s website at www.sec.gov.
SYSTEM1, INC.
BY ORDER OF THE BOARD OF DIRECTORS
/s/ Michael Blend
MICHAEL BLEND
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
Los Angeles, California
Dated: June 7, 2023

TABLE OF CONTENTS

i

SYSTEM1, INC.
4235 Redwood Avenue
Los Angeles, California 90066
PROXY STATEMENT SUMMARY
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of System1, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders. This Proxy Statement and related materials are first being mailed to stockholders on or about June 7, 2023. References in this Proxy Statement to the “Company,” “we,” “us,” “our,” and similar terms refer to System1, Inc. and its consolidated subsidiaries, and references to the “Annual Meeting” are to the 2023 annual meeting of stockholders. When we refer to the Company’s fiscal year, we mean the annual period ended on December 31, 2022. This Proxy Statement covers our 2022 fiscal year, which comprises of a “Predecessor Period” from January 1, 2022 through January 26, 2022 which reflects the financial position, results of operations and cash flows of our accounting predecessor, S1 Holdco, LLC (“S1 Holdco”), and a “Successor Period” from January 27, 2022 through December 31, 2022, which reflects the financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as a result of the business combination that was consummated on January 27, 2022 (the “Business Combination”) with S1 Holdco and System1 SS Protect Holdings (“Protected”).
This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.
Our Annual Meeting

Date and Time	June 19, 2023 at 11:00 a.m. PT	Place	Virtually at www.virtualshareholdermeeting.com/SST2023
Record Date	April 20, 2023	Who Can Vote	Only owners of record of the Company’s issued and outstanding Class A Common Stock and Class C Common Stock as of the close of business on April 20, 2023. Each share of Class A Common Stock and Class C Common Stock is entitled to one vote.
Number of Shares Outstanding as of Record Date
93,252,365 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) and 21,512,757 shares of the Company’s Class C common stock, par value $0.0001 per share (“Class C Common Stock” and, together with the Class A Common Stock, “Common Stock”)

At the Annual Meeting, the stockholders of the Company will be asked to vote on the two proposals below. Your vote is very important. Accordingly, whether or not you plan to attend the Annual Meeting, you should vote by using one of the methods described in these proxy materials. You may vote your shares at the Annual Meeting by voting via the Internet or by telephone as described in these proxy materials or by having your shares represented at the Annual Meeting by a valid proxy. If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the notice or voting instruction form you receive from your broker or other nominee. Stockholders may submit questions by following the instructions available on the website for the Annual Meeting.

Item	Proposals	Board Vote Recommendations	Page#
1	Election of three Class I directors.	FOR each director nominee	4
2	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for 2023.	FOR	14
Any stockholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Board of Directors.
The expenses of preparing, assembling, printing and mailing this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail and may be solicited by our officers, directors and employees in person or by telephone, email or facsimile. They will not receive additional compensation for this effort. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. The Company may retain the services of a proxy solicitation firm if, in the Board’s view, it is deemed necessary or advisable. Although the Company does not currently expect to retain such a firm, it estimates that the fees of such firm could be up to $20,000, plus out-of-pocket expenses, all of which would be paid by the Company.
Quorum Requirements
In order to constitute a quorum for the conduct of business at the Annual Meeting, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the Annual Meeting must be present in person, by remote communication or represented by proxy. Under Delaware law, shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
Required Vote
Each share of our Common Stock outstanding on the record date is entitled to one vote on each of the three Class I director nominees. Each share of our Common Stock outstanding on the record date is entitled to one vote on each other matter. For the election of directors, the nominees to serve as directors will be elected by a plurality of the votes cast by the stockholders entitled to vote at the election. You may vote “For” or “Withhold” with respect to each director nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have no effect on the election of directors. With respect to Proposal 2, approval of the proposal requires the affirmative vote of the holders of a majority of the votes cast on the matter.
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. Broker non-votes, if any, and shares voted “Withhold” will have no effect on the election of directors. For each of the other proposals, broker non-votes, if any, will not be counted in determining the number of votes cast and will have no effect on the approval of these proposals, but abstentions will have the same effect as negative votes. Proposal 2 regarding ratification of the appointment of our independent auditor is a routine matter. If your shares are held in an account at a bank or brokerage firm, that bank or brokerage firm may vote your shares of Class A Common Stock on Proposal 2. Accordingly, we do not expect there to be any broker non-votes for Proposal 2. However, if your shares are held in an account at a bank or brokerage firm, that bank or brokerage will not be permitted to vote your shares of Class A Common Stock with respect to Proposal 1, unless you provide instructions as to how your shares should be voted. Accordingly, we encourage you to vote promptly, even if you plan to attend the virtual Annual Meeting. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” In that case, the Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 have each been sent directly to you.
If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, either a notice similar to the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 should have been provided (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.
Emerging Growth Company Status
The Company qualifies as an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and has elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

PROPOSAL 1: ELECTION OF THREE CLASS I DIRECTORS
    OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE CLASS I DIRECTOR NOMINEES LISTED BELOW.
General
Our Board currently comprises eight directors. Our amended and restated certificate of incorporation (our “Certificate of Incorporation”) provides for a classified Board consisting of three classes of directors. Class I currently consists of three directors, each of whom has been nominated and is standing for re-election at the Annual Meeting. Class II currently consists of three directors and Class III currently consists of two directors. Each class serves a staggered three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire are elected to serve from the time of election and qualification until the third annual meeting following their election. Vacancies on our Board may be filled only by an affirmative vote of a majority of the directors then in office. A director elected by our Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, serves for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
Our Board has nominated the three individuals listed in the table below for election as Class I directors at the Annual Meeting. If our stockholders elect the nominees listed below, they will hold office until the annual meeting of stockholders in 2026 or until their successors have been duly elected and qualified. All nominees are currently serving on our Board and have consented to being named in this proxy statement and to serve if elected. Proxies may not be voted for any nominees other than those named below.
If any nominee is unable or does not qualify to serve, you or your proxy may vote for another nominee proposed by our Board. If for any reason any of these nominees proves unable or unwilling to stand for election or ceases to qualify to serve as a director, our Board will nominate an alternate or reduce the size of our Board to eliminate any resulting vacancies. Our Board has no reason to believe that any of the nominees would prove unable to serve if elected. Pursuant to the Shareholders Agreement dated January 27, 2022, certain individuals or entities who maintain ownership of a specified percentage of the outstanding Class A Common Stock may designate directors.
We seek directors with a broad range of qualifications, skills, and experience that would enhance Board effectiveness and strengthen our Board’s ability to carry out its oversight role on behalf of stockholders. Though we do not have a specific policy with respect to Board diversity, we consider diversity as one of many relevant factors when evaluating potential directors. As further described below, we consider diversity broadly when evaluating potential directors and may also consider factors such as a candidate’s relevant academic expertise and business or career experience, including experience in corporate management or as a board member or executive officer of another publicly traded company, to be relevant. In addition, we seek directors who have a high level of personal and professional integrity, strong ethics and values, and the ability to make mature, independent business judgments.
Recommendation of the Board of Directors
Our Board of Directors unanimously recommends that the stockholders vote FOR the election of the Class I director nominees, Dexter Fowler, Caroline Horn and Jennifer Prince. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of all the director nominees.

Election of three Class I Directors	OUR BOARD RECOMMENDS YOU VOTE “FOR” EACH DIRECTOR NOMINEE

Information About Our Director Nominees
The following table and biographical information sets forth certain information the director nominees. Such information is current as of April 20, 2023. The information presented below for each director nominee includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board of Directors in light of our business.

Name	Age	Position	Director Since
Dexter Fowler	37	Director	2022
Caroline Horn	53	Director	2022
Jennifer Prince	50	Director	2022

Dexter Fowler has served as a member of our Board of Directors since January 2022 in connection with the closing of the Business Combination. Mr. Fowler was an American professional baseball outfielder who played in 14 Major League Baseball (MLB) seasons, most recently with the Los Angeles Angels, before retiring in 2023. Prior to the Angels, Mr. Fowler played for the St. Louis Cardinals from April 2017 to October 2020, for the Chicago Cubs from April 2015 to October 2016 and before that for the Houston Astros from April 2014 to October 2014. Mr. Fowler began his MLB career with the Colorado Rockies in 2004. Mr. Fowler also represented the United States in the 2008 Summer Olympics, as a member of the United States national baseball team. Mr. Fowler also served on the board of directors of Austerliz Acquisition Corporation I, a publicly traded special purpose acquisition company. We believe Mr. Fowler is qualified to serve on the System1 Board of Directors because of his professional experience and experience in serving public company boards of directors.

Caroline Horn has served as a member of our Board of Directors since January 2022 in connection with the closing of the Business Combination. Ms. Horn has been a Partner of Andreessen Horowitz since April 2012 where she provides strategic advice to portfolio founders and CEOs on how to assess, hire, develop and retain the best executive talent. Additionally, Ms. Horn has served as an advisor at Strava since April 2014 where she provides strategic advice on hiring and people related issues. Previously, Ms. Horn served as an Executive Recruiting Manager and Executive Recruiter for Global Leadership for Google, Inc. (NYSE: GOOGL) from September 2004 to April 2012. Ms. Horn holds a bachelor’s degree in Anthropology from Dartmouth College. We believe Ms. Horn is qualified to serve on the System1 Board of Directors because of her leadership experience and expertise in company scaling and technology sectors.

Jennifer Prince has served as a member of our Board of Directors since January 2022 in connection with the closing of the Business Combination. Ms. Prince is the Chief Commercial Officer of the Los Angeles Rams, an American football team in the National Football League, a position that she has held since December 2021. From December 2020 through December 2021 Ms. Prince served as the global VP and head of global content partnerships for Twitter, where she led the social network’s worldwide efforts engaging with media entities and individual creators since 2013. Prior to Twitter, Ms. Prince was head of industry for film and television at Google and head of media and entertainment at YouTube from April 2011 to August 2013. Ms. Prince was also SVP of advertising at Demand Media from June 2007 to April 2011. Ms. Prince currently serves on the board of directors of Versus Systems Inc., Hershey Entertainment & Resorts Company and Ghostcast Inc. Ms. Prince holds a bachelor’s degree in communications from U.C. Santa Barbara. We believe Ms. Prince is qualified to serve on the System1 Board of Directors because of her substantial leadership experience and media expertise.

Information About Our Board of Directors
Our nominees for election as directors at our Annual Meeting are all currently serving as members of our Board. Information about each such nominee is set forth in the section above titled “Information About Our Director Nominees” and is incorporated into this section by reference.

Name	Age	Term Expires	Position	Director Since
Michael Blend	55	2025	Chairman and Chief Executive Officer	2013
John Civantos	55	2025	Director	2022
Frank R. Martire, Jr.	75	2024	Director	2022
Moujan Kazerani	47	2024	Director	2022
Christopher Phillips	37	2024	Director	2022

Michael Blend is System1’s co-founder and has served as System1’s chief executive officer since February 2021, and chairman of our Board of Directors since September 2013. Prior to System1, Mr. Blend was President/COO of Leaf Group Ltd., which he joined when Leaf Group acquired his data company, Hotkeys, in 2006. Prior to Hotkeys, Mr. Blend was vice president, corporate development for Jawbone from 2001 to 2003 and for Wedding Channel (acquired by The Knot) from 1999 to 2001. Mr. Blend currently serves on the board of directors of Nutrisystem, Inc. and Protected.net, and has previously served on the board of directors of leading digital marketing and technology companies, including Dynata, Data Axle, among others. Mr. Blend was also the chairman of the board of Stuff Media from 2016 until it was acquired by iHeart Media in 2018. Mr. Blend was the EY National Entrepreneur of the Year for Media, Entertainment & Communications in 2018, together with System1’s other co-founder, Charles Ursini. Mr. Blend received his JD from The University of Chicago, and holds a bachelor’s degree in mathematics from Duke University. We believe Mr. Blend is qualified to serve on the System1 Board of Directors because of his extensive business and leadership experience in the digital advertising and technology industries.
John Civantos has been a member of our Board of Directors since February 2022. Mr. Civantos has been a Senior Partner at Avance Investment Management since April 2022. From August 2020 to March 2022, Mr. Civantos served as Co-Head of Private Capital Group at MSD Partners, L.P. Prior to MSD Partners, Mr. Civantos served as a Managing Partner and was a member of the Investment Committee at Court Square Capital Partners, a U.S. middle market private equity firm, where he worked from April 2004 to March 2019. At Court Square Capital Partners, Mr. Civantos was primarily involved in the firm’s efforts investing in the Business Services and Technology sectors. Mr. Civantos received his BA from Duke University and his MBA from the Wharton School of the University of Pennsylvania. He also holds an M.A. in International Affairs from the Johns Hopkins School of Advanced International Studies. We believe Mr. Civantos is qualified to serve on the System1 Board of Directors because of his extensive financial experience.
Frank R. Martire, Jr. has been a member of our Board of Directors since January 2022. Mr. Martire has served as the Executive Chairman of NCR Corporation since May 2018. Previously, Mr. Martire served as Chairman of FIS from January 2017 to May 2018, Executive Chairman of FIS from January 2015 to December 2016, and chairman of the board and Chief Executive Officer of FIS from April 2012 to January 2016. Mr. Martire joined FIS as President and Chief Executive Officer after its acquisition of Metavante in October 2009, where he had served as chairman of the board and Chief Executive Officer since January 2003. Mr. Martire served as President and Chief Operating Officer of Call Solutions, Inc. from 2001 to 2003 and president and Chief Operating Officer, Financial Institution Systems and Services Group of Fiserv from 1991 to 2001. He has also served on the boards of Cannae Holdings, Inc. since November 2017 and Foley Trasimene since May 2020. Mr. Martire received a master's degree in finance from the University of New Haven and a bachelor's degree in economics from Sacred Heart University. Mr. Martire was nominated for appointment to the Board as one of Cannae Holdings’ two permitted designees to serve on the Company’s Board pursuant to the Shareholders Agreement, dated as of January 27, 2022 (the “Shareholders Agreement”), by and among the (it) Company, (ii) Trasimene Trebia, L.P. and BGPT Trebia LP (the "Trebia Sponsors"), (iii) Cannae Holdings, Inc. (“Cannae Holdings” and, together with the Trebia Sponsors, the “Trebia Investors”), (iv) Michael Blend, (v) Chuck Ursini, (vi) Nick Baker and (vii) Just Develop It Ltd. (“JDI” and, together with Messrs. Blend, Ursini and Baker, the “Founder Shareholders”). We believe Mr. Martire is qualified to serve on the System1 Board because of his extensive leadership experience at public companies.

Moujan Kazerani has been a member of our Board of Directors since January 2022 in connection with the closing of the Business Combination. She has been a Founding Partner of Stibel Investments since co-founding it in December 2010, and Bryant Stibel since co-founding it in November 2013. Previously, Ms. Kazerani served as General Counsel, Chief Compliance Officer & Head of HR and Culture at Dun & Bradstreet Credibility Corporation and later as Leader of Global Corporate Strategy for D&B from September 2010 to July 2017. Prior to D&B, Ms. Kazerani served as General Counsel & Secretary at Zag.com which launched and merged with TrueCar, Inc. from November 2006 to September 2010, and advised on the company’s compensation and audit committees of the board. Ms. Kazerani started her career as a corporate associate at Gibson, Dunn & Crutcher LLP. Ms. Kazerani currently serves on the board of directors of Revenue.IO. She received her JD from The UCLA School of Law and holds a bachelor’s degree in psychology from U.C. Berkeley. We believe Ms. Kazerani is qualified to serve on the System1 Board because of her substantial operational and executive experience.

Christopher Phillips has been a member of our Board of Directors since January 2022 in connection with the closing of the Business Combination. He is a co-founder of Protected.net and has served as its Chief Executive Officer since May 2016 and served as a director from May 2016 until Protected.net's acquisition by System1 in January 2022. In addition, he has been the Chief Executive Officer of Just Develop It since he co-founded it in 2008. Previously, Mr. Phillips was Chief Executive Officer and Director of WZUK, a global provider of websites and web hosting. He held both positions from April 2014 until the company was sold to Endurance International Group in July 2017. From January 2011 to January 2015, Mr. Phillips served as Chief Executive Officer of JDI Backup, a leading provider of cloud storage services. We believe Mr. Phillips is qualified to serve on the System1 Board because of his business and leadership experience.

CORPORATE GOVERNANCE
We are committed to continually enhancing our strong corporate governance practices, which we believe helps us sustain our success and build long-term value for our stockholders. Our Board of Directors sets high standards for our employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board to serve as a prudent fiduciary for shareholders and to oversee the management of the Company’s business. Our governance structure enables independent, experienced and accomplished directors to provide advice, insight, guidance and oversight to advance the interests of the Company and our stockholders.
Director Independence
New York Stock Exchange (“NYSE”) listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board has considered information provided by the directors and management with regard to the business and personal activities, relationships and related party transactions of each director. Our Board has determined that Mmes. Horn, Kazerani and Prince and Messrs. Civantos, Fowler, and Martire are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Background and experience of directors
Our nominating and corporate governance committee is responsible for reviewing with our Board, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:
•personal and professional integrity;
•ethics and values;
•experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•experience in the industries in which we compete;
•leadership skills;
•experience as a board member or executive officer of another publicly held company;
•conflicts of interest; and
•practical and mature business judgment.
Role of the Board in risk oversight
Our Board has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks, and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our human capital and executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters, financial reporting, and cybersecurity. The nominating and corporate governance committee is responsible for overseeing the management of risks associated with the independence of our board of directors and potential conflicts of interest. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed about such risks through discussions from committee members. We believe that our board’s leadership structure supports effective risk management because it allows independent directors at the board level and on our committees to exercise oversight over management.

Board Leadership Structure
The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board of Directors. The Board of Directors has determined that having the Company’s current Chief Executive Officer serve as Chairman is the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry and serves to foster greater communication between the Company’s management and the Board of Directors.
The Company does not have a lead independent director. Instead, all of the independent directors play an active role on the Board of Directors. The independent directors make up a majority of the Board of Directors, and a majority of the independent directors are or have been leaders in industry with a history of exercising critical thought and sound judgment. At executive sessions of the independent directors no presiding director is appointed and each of the independent directors is given the opportunity to raise issues, make comments or express views.
Attendance at Meetings
During the year ended December 31, 2022, our Board of Directors met 6 times. Each member of the Board of Directors, other than Christopher Phillips, attended at least 75 percent of the meetings of our Board of Directors and the meetings of any of our board committees on which each member of the Board of Directors served that were held during the term of each such director. Our Board of Directors and each of the board committees also acted by way of various unanimous written consents during the year ended December 31, 2022. In addition, the compensation committee, the audit committee and the Board of Directors met, at times, without management present in executive session.
Although we do not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting of Stockholders, we encourage our directors to attend. We anticipate that at least a majority of our Board of Directors will attend the Annual Meeting.
Board Committees
Our Board of Directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Our Board of Directors may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.
The current composition of each board committee is set forth below.

Director	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee
Michael Blend*
John Civantos
Dexter Fowler
Catherine Horn			C
Moujan Kazerani	C
Frank R. Martire, Jr.		C
Christopher Phillips
Jennifer Prince

    Member
C    Chairperson
*    Chairman of the Board

Audit committee
Our audit committee consists of Frank R. Martire, Jr., Moujan Kazerani and Jennifer Prince, with Mr. Frank R. Martire, Jr. serving as chair. Rule 10A-3 of the Exchange Act and the NYSE rules require that our Audit Committee be composed entirely of independent members. Our Board of Directors has affirmatively determined that Mr. Martire, Jr., Mrs. Kazerani and Ms. Prince each meet the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 of the Exchange Act and the NYSE rules. Each member of our Audit Committee also meets the financial literacy requirements of NYSE listing standards. In addition, our Board of Directors has determined that Mr. Martire qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our audit committee held 7 meetings in 2022.
Our audit committee is responsible for, among other things:
•selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;
•assisting the board of directors in evaluating the qualifications, performance, and independence of our independent auditors;
•assisting the board of directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;
•assisting the board of directors in monitoring our compliance with legal and regulatory requirements;
•assisting the board of directors in monitoring the performance of our internal audit function;
•monitoring the performance of our internal audit function;
•reviewing with management and our independent auditors our annual and quarterly financial statements;
•establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and
•preparing the audit committee report that the rules and regulations of the SEC require to be included in our annual proxy statement.
Our audit committee also reviews the related party transaction policy described under “Certain Relationships and Related Party Transactions.” Our audit committee operates under a written charter which is available on our website at https://ir.system1.com/governance/governance-documents/default.aspx.
Compensation committee
Our compensation committee consists of Moujan Kazerani, Frank R. Martire, Jr., and Jennifer Prince, with Ms. Kazerani serving as chair. Our board of directors has determined that each of the compensation committee members is a non-employee member of our board of directors as defined in Rule 16b-3 under the Exchange Act. The composition of our compensation committee meets the requirements for independence under the current NYSE rules and current SEC rules and regulations. Decisions regarding the compensation of our executive officers have historically been made by the compensation committee. Our compensation committee held 4 meetings in 2022.
The compensation committee is responsible for, among other things:
•reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating our chief executive officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the board of directors), determining and approving our chief executive officer’s compensation level based on such evaluation;
•reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives, and other benefits;

•reviewing and recommending the compensation of our directors;
•reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure when required by SEC rules;
•preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and
•reviewing and making recommendations with respect to our equity compensation plans.
Our compensation committee operates under a written charter which is available on our website at https://ir.system1.com/governance/governance-documents/default.aspx.
Nominating and corporate governance committee
Our nominating and corporate governance committee consists of Caroline Horn, Dexter Fowler, and Jennifer Prince, with Ms. Horn serving as chair. The composition of our nominating and governance committee meets the requirements for independence under the current NYSE rules and current SEC rules and regulations. Our nominating and corporate governance committee held 3 meeting in 2022.
The nominating and corporate governance committee is responsible for, among other things:
•assisting our board of directors in identifying prospective director nominees and recommending nominees to the board of directors;
•overseeing the evaluation of the board of directors and management;
•reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and
•recommending members for each committee of our board of directors.
Our nominating and corporate governance committee operates under a written charter which is available on our website at https://ir.system1.com/governance/governance-documents/default.aspx.
Compensation committee interlocks and insider participation
None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.
The Company’s Director Nomination Process
As indicated above, our nominating and corporate governance committee oversees the director nomination process. This committee is responsible for assisting the Board of Directors in establishing minimum qualifications for director nominees, including qualities and skills that members of our Board of Directors are expected to possess. Under our nominating and corporate governance committee charter, these criteria include the following:
•personal and professional integrity;
•ethics and values;
•experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•experience in the industries in which we compete;
•leadership skills;
•experience as a board member or executive officer of another publicly held company;
•conflicts of interest; and
•practical and mature business judgment.

Our nominating and corporate governance committee identifies and evaluates individuals qualified to become members of our Board of Directors. Our nominating and corporate governance committee then recommends that our Board of Directors select the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of the stockholders.
We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors. Our nominating and corporate governance committee charter requires that the committee consider each candidate’s qualities and skills and our nominating and corporate governance committee considers each candidate’s background, diversity, ability, judgment, skills and experience in the context of the needs and current make-up of the Board of Directors when evaluating director nominees. The Board of Directors believes it is important for each member of the Board of Directors to possess skills and knowledge in the areas of leadership of large, complex organizations; finance; strategic planning; laws and regulations; government relations; and relevant industries, especially the ecommerce space. These considerations help ensure that the Board of Directors as a whole has the appropriate mix of diversity, characteristics, skills and experiences for the optimal functioning of the Board of Directors in its oversight of our Company. As part of its periodic self-assessment process, the nominating and corporate governance committee reviews and evaluates its performance, including overall composition of the Board of Directors and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board of Directors in its oversight of our Company. The nominating and corporate governance committee considers all of the criteria described above, including the candidate’s diversity, in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.
The nominating and corporate governance committee will consider nominees for the Board of Directors who are recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the Company’s next proxy statement. If an eligible stockholder wishes to recommend a nominee, he or she should submit such recommendation in writing to the Chair, nominating and corporate governance committee, c/o Corporate Secretary of the Company, System1, Inc., 4235 Redwood Avenue, Los Angeles, California 90066, by the deadline for stockholder proposals set forth in the Company’s last proxy statement, specifying the information required by the nominating and corporate governance committee charter. All such recommendations will be brought to the attention of the nominating and corporate governance committee, and the nominating and corporate governance committee shall evaluate such director nominees in accordance with the same criteria applicable to the evaluation of all director nominees.
General Nomination Right of All Stockholders. Any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Second Amended and Restated Bylaws (our “Bylaws”). In order for a stockholder’s director nomination to be timely, the stockholder must deliver written notice to our secretary not later than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for on a date that is not within thirty days before or sixty days after such anniversary date, notice by the stockholder must be so received not more than the hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. Such notification must contain the written consent of each proposed nominee to serve as a director if so elected and all other information required in Section 2.5 of our Bylaws.
Director Compensation
The information contained in “Executive and Director Compensation—Director Compensation” is incorporated herein by reference.
Stockholder Engagement
Management and directors engage with our stockholders throughout the year in a variety of forums. Our interactions cover a broad range of governance and business topics, including proxy access, board elections, compensation practices, peer group composition and business strategy. Our engagement activities and meaningful exchanges to which we have been exposed provide us with a valuable understanding of our shareholders’ perspectives and an opportunity to share views with them. We look forward to maintaining an open line of dialogue with our stockholders.
We encourage you to visit the Governance area of the “Investors” section of our website (https://ir.system1.com/governance/governance-documents/default.aspx) where you will find detailed information about our corporate governance practices and policies, including our nominating and corporate governance committee charter.

Communications with Directors
Stockholders who would like to send communications to our Board of Directors, any board committee or to any individual director may do so by submitting such communications to Corporate Secretary, c/o System1, Inc., 4235 Redwood Avenue, Los Angeles, California 90066. We suggest, but do not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. The Corporate Secretary will then distribute such information to our Board of Directors for review. Communications received by the Company may be reviewed by the Corporate Secretary to ensure appropriate and careful review of the matter.
Code of Ethics and Conduct
We have adopted a code of ethics and business conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board of Directors. The code of ethics and business conduct is available at our website at https://ir.system1.com/governance/governance-documents/default.aspx.
We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

PROPOSAL 2: APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
    OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023.
The audit committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, we are asking the stockholders to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the year ending December 31, 2023. The affirmative vote of a majority of our Common Stock having voting power present in person or represented by proxy and entitled to vote will be required to ratify the selection of PwC.
Stockholders are not required to ratify the appointment of PwC as our independent registered public accounting firm. If stockholders fail to ratify the appointment, the audit committee will consider whether or not to retain PwC. Even if the appointment is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
Representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
Pre-Approval of Services by Independent Registered Accounting Firm
The audit committee pre-approves all audit, audit-related, tax, and other services performed by our independent auditors. The audit committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service had previously been pre-approved, the audit committee must approve that specific service before the independent auditors may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the audit committee. The audit committee has delegated to the chair of the committee pre-approval authority with respect to permitted services, provided that the chair must report any pre-approval decisions to the committee at its next scheduled meeting. All fees described below were pre-approved by the audit committee.
Principal Accountant Fees and Services
Our audit committee has selected PwC to serve as our independent registered public accounting firm to audit the consolidated financial statements of System1, Inc. for the fiscal year ending December 31, 2023. PwC has served as our auditor since 2020. A representative of PwC is expected to be present virtually at the annual meeting to respond to appropriate questions and make a statement if he or she so desires.
The following table sets forth the aggregate fees billed by PwC for the fiscal years ended December 31, 2022 and December 31, 2021:

Fee Category	2022	2021
Audit Fees(1)	$8,613,000	$1,100,000
Audit Related Fees	—	—
Tax Fees(2)	233,629	—
All Other Fees(3)	4,150	4,150
Total	$8,850,779	$1,104,150

(1)    Audit Fees consisted of professional services rendered for the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; review of Form S-1s, comfort letters, consents, and assistance with and review of other documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).
(2)    Tax fees consisted of fees for tax compliance, advice, and planning services and consisted primarily of restructuring advice, review of transfer pricing, and international tax advice related to equity compensation.
(3)    All Other Fees are related to license fees for accounting research software.

Recommendation of the Board of Directors
Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

AUDIT COMMITTEE REPORT
Our audit committee currently consists of three directors. Messrs. Martire and Mmes. Kazerani and Prince are each, in the judgment of the board of directors, an independent director. The audit committee acts pursuant to a written charter that has been adopted by the board of directors. A copy of the charter is available on the investor relations section of our website.
The audit committee oversees our financial reporting process on behalf of the Board of Directors. The audit committee is responsible for retaining our independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. The audit committee’s specific responsibilities are set forth in its charter. The audit committee reviews its charter at least annually.
Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to ensure compliance with applicable laws and regulations. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.
The audit committee has reviewed and discussed with management the company’s audited financial statements. The audit committee has also discussed with PricewaterhouseCoopers LLP all matters that the independent registered public accounting firm was required to communicate and discuss with the audit committee, including the applicable requirements of the Public Company Accounting Oversight Board (PCAOB). In addition, the audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of the company’s internal controls and the overall quality of our financial reporting.
The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.
Based on the review and discussions referred to above, the audit committee recommended to our Board of Directors that the Company’s audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
AUDIT COMMITTEE
Frank R. Martire, Jr. (Chair)
Moujan Kazerani
Jennifer Prince
Members of the Audit Committee

This report of the audit committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933 or Securities Exchange Act of 1934, unless specifically provided otherwise in such filing.

EXECUTIVE OFFICERS
Below is biographical information for each of our current executive officers as of April 20, 2023, other than Michael Blend and Christopher Phillips (whose biographical information is shown under “Proposal 1: Election of Three Directors—Information About Our Board of Directors” on page 6). Each executive officer serves at the discretion of the Board of Directors and the Chief Executive Officer.

Name	Age	Position
Michael Blend	55	Chief Executive Officer and Chairman
Christopher Phillips	37	Chief Executive Officer, Protected.net Group Limited
Brian Coppola	50	Chief Product Officer
Tridivesh Kidambi	41	Chief Financial Officer
Jennifer Robinson	45	Chief Technology Officer
Elizabeth Sestanovich	59	Chief People Officer
Daniel Weinrot	49	General Counsel and Corporate Secretary
Brian Coppola has been System1’s chief product officer since June 2019, and previously served as System1’s vice president and then executive vice president of product since October 2015. Prior to System1, Mr. Coppola was the senior vice president of product at Amobee from 2013 to 2015, which he joined via SingTel’s acquisition of Adconion Direct in 2014. Mr. Coppola holds a bachelor’s degree in finance from Loyola Marymount University.
Tridivesh Kidambi has been System1’s chief financial officer since 2016. Prior to System1, Mr. Kidambi was the executive vice president, finance & analytics of TV Time from October 2015 to 2016, chief financial officer of EZ Texting from 2014 to 2015, and vice president, finance at Leaf Group Ltd. from 2007 to 2014. Mr. Kidambi currently serves on the board of directors of Protected.net and Guiding Tech Media. Mr. Kidambi received his MBA from Claremont Graduate University’s Drucker School of Management, and holds a bachelor’s degree in economics and mathematics from Claremont McKenna College.
Jennifer Robinson has been System1’s chief technology officer since May 2021. Prior to System1, Ms. Robinson was executive vice president, product & technology at Zefr, Inc., a contextual advertising company powered by patented machine learning technology from 2019 to 2021, where she led the product and tech organization. Prior to Zefr, Ms. Robinson was the chief technology officer at AwesomenessTV (now a ViacomCBS company) from 2015 to 2018, where she led technology strategy and development. Ms. Robinson received her MBA from NYU’s Stern School of Business, and holds a bachelor’s degree in computer science from The University of Chicago.
Elizabeth Sestanovich has been System1’s chief people officer since June 2021, and previously served as System1’s chief operations officer beginning in August 2016. Prior to System1, Ms. Sestanovich was the founding partner and principal of Summit Advisors, a management consulting and advisory firm, from 2014 to 2016, and the chief executive officer and group publisher of the LA Weekly & OC Weekly from 2002 to 2013. Ms. Sestanovich also held senior management positions at Carsdirect.com and The Los Angeles Times from 1993 to 2002. Ms. Sestanovich received her Master’s in psychology and organizational behavior from Pepperdine University, and holds a bachelor’s degree in psychology with a minor in economics from UCLA.
Daniel Weinrot has been System1’s general counsel since January 2018. Prior to System1, Mr. Weinrot was general counsel and deputy general counsel at Leaf Group Ltd., a diversified digital media and marketplaces company, from 2010 to 2018, and deputy general counsel at Las Vegas Sands Corp, a leading international developer of integrated casino resorts, from 2006 to 2010. Mr. Weinrot started his career as a corporate associate at Latham & Watkins LLP in Los Angeles in 2000. Mr. Weinrot received his J.D. from The UCLA School of Law, and holds a bachelor’s degree in political economy from U.C. Berkeley.

EXECUTIVE AND DIRECTOR COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “2022 Summary Compensation Table” below. In 2022, our “named executive officers” and their positions were as follows:

•Michael Blend, Chief Executive Officer
•Tridivesh Kidambi, Chief Financial Officer
•Chris Phillips, Chief Executive Officer of Protected.net Group Limited (“Protected UK”)

Mr. Phillips is employed by our subsidiary, Protected UK, as its Chief Executive Officer.

Mr. Blend did not receive any cash compensation from us during 2021 or 2022.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.

2022 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2021 and 2022.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)

Michael Blend	2022	—		—	8,488,436	—	27,167	8,515,603
Chief Executive Officer	2021	—		—	—	—	—	—
Tridivesh Kidambi	2022	344,423		579,984	3,515,352	—	58,772	4,498,531
Chief Financial Officer	2021	300,000		—	—	75,000	53,585	428,585
Chris Phillips	2022	100,000	(4)	20,000,000	6,372,500	—	—	26,472,500
Chief Executive Officer, Protected UK

(1) Amounts reflect (i) a one-time discretionary cash bonus paid to Mr. Kidambi in 2022 in recognition of his efforts in connection with the Merger; (ii) a liquidation event bonus paid to Mr. Kidambi as a result of the Merger pursuant to a letter agreement with him; and (iii) a cash bonus paid to Mr. Phillips (through Just Develop It Limited, a company controlled by Mr. Phillips (“JDI”)) related to the restructuring of the earn-out payable in connection with the Company’s acquisition of Protected UK. For additional information on the amounts described in this Note 1, see “2022 Cash Incentive Compensation—One-Time Bonuses” below.

(2)    Amounts reflect (i) for Mr. Kidambi, the incremental compensation expense incurred by the Company as a result of the modification of the vesting schedule of the Openmail Series F Units held by him in connection with the Merger; (ii) for Messrs. Blend and Kidambi, the grant-date fair market value of fully-vested shares of Class A common stock issued during 2022 in respect of such executive officer’s backstop obligations in connection with the Merger and (iii) for each named executive officer, the full grant-date fair value of restricted stock units granted during 2022 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock awards made to our named executive officers in Note 19 to our consolidated financial statements included in our 2022 Annual Report on Form 10-K. For additional information, see “Equity Compensation” and “Equity Issuances in connection with Business Combination” below.

(3) For fiscal year 2022, all other compensation consisted of:

(a)     For Mr. Blend, Company payment of his health and welfare benefit plan premiums in the amount of $27,167.

(b)     For Mr. Kidambi, an employer-match contribution to our 401(k) plan in the amount of $9,807; a fitness/technology stipend in the amount of $360; and cash distributions in respect of Openmail Series B Units and Series F Units in the amount of $17,396 and $31,209, respectively.

(4)    In 2022, Mr. Phillips received his base salary in GBP, which was converted into USD for purposes of this 2022 Summary Compensation Table based on the exchange rate on December 31, 2022, which was 1.2099.

2022 Salaries

Each of our named executive officers (other than Mr. Blend) receives a base salary to compensate for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting and accounting for the executive’s skill set, experience, role and responsibilities. Effective January 28, 2022, the base salary for Mr. Kidambi was increased from $300,000 to $350,000 to bring his salary in-line with market salaries for similarly-situated executives. Effective January 1, 2022, Mr. Phillips’ base salary was decreased from $1,200,000 to $100,000. The aggregate base salary amounts earned by our named executive officers for 2022 are set forth above in the Summary Compensation Table in the column entitled “Salary”.

2022 Cash Incentive Compensation

2022 Annual Cash Incentive Compensation

Mr. Kidambi is eligible to earn an annual cash incentive under our annual incentive program targeted at $300,000 based on our operating and financial performance, including our annual pro-forma billings-based adjusted EBITDA performance, as well as individual performance. Messrs. Blend and Phillips do not currently (and did not in 2022) participate in our annual cash incentive program. No bonuses were earned or paid to Mr. Kidambi for fiscal year 2022 under our annual incentive program.

One-Time Bonuses

On February 4, 2022, we paid a one-time bonus to Mr. Kidambi in the amount of $500,000, in recognition of his efforts in connection with the closing of the Merger.

Additionally, on February 18, 2022, we paid a one-time bonus to Mr. Kidambi in the amount of $79,984, pursuant to a letter agreement by and between Mr. Kidambi and the Company. Pursuant to such letter agreement, Mr. Kidambi was entitled to receive a cash bonus upon a liquidation event (which included the Merger) equal to the notional interest accrued on distributions in respect of certain of his Openmail units that were waived by him pursuant to the letter, subject to his continued employment through the liquidation event.

Further, we paid a one-time bonus to Mr. Phillips (through JDI) in the amount of $20,000,000 related to the restructuring of an earnout from the Company’s acquisition of Protected UK. This bonus was paid in two equal installments on each of August 30, 2022 and November 29, 2022.

Equity Compensation

During 2022, we granted awards of restricted stock units covering Company common stock to each of our named executive officers, as described below.

Michael Blend’s and Chris Phillip’s Awards

On January 27, 2022, each of Mr. Blend and Chris Phillips (through an issuance to JDI) was granted an award of 725,000 restricted stock units which was scheduled to vest and become payable in shares of our common stock only if a “Class D Conversion Event” occurred on or prior to the fifth anniversary of the closing of the Merger. These awards vested in full on March 17, 2022, the date on which a Class D Conversion Event occurred. For purposes of these awards, a Class D Conversion Event was defined as the earlier of: (a) the first day on which the volume weighted average price of our common stock equaled or exceeded $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty New York Stock Exchange trading days within a period of thirty consecutive New York Stock Exchange trading days; or (b) a change of control of the Company (as defined in the applicable award agreement) if the valuation of our common stock in such change of control equaled or exceeded $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like). If a Class D Conversion Event did not occur on or prior to the fifth anniversary of the closing of the Merger, then the awards would have been forfeited.

These restricted stock units were issued in tandem with dividend equivalents, which represented the right to receive the equivalent value of dividends paid on shares of the common stock underlying such RSUs. Dividend equivalents are credited as of the dividend record dates that occur during the period that the restricted stock units remain outstanding, and paid if and when the restricted stock units to which the dividend equivalents relate vested and the underlying shares of our common stock were issued.

Tridivesh Kidambi’s Award

On May 10, 2022, Mr. Kidambi was granted an award of 100,000 restricted stock units. The award of restricted stock units was originally scheduled to vest (or vested, as applicable) as to: (i) five percent (5%) on the first anniversary of the vesting commencement date, (ii) three and seventy-five thousands percent (3.75%) on the next four (4) quarterly anniversaries of the vesting commencement date, and (iii) ten percent (10%) on the next eight (8) quarterly anniversaries of the vesting commencement date thereafter, in each case, subject to Mr. Kidambi’s continued service through the applicable vesting date. In February 2023, the vesting schedule of the award was amended so that the restricted stock units are now scheduled to vest (or did vest, as applicable), as to: (A) five percent (5%) on the first anniversary of the vesting commencement date, (B) eleven and twenty-five thousandths percent (11.25%) on the next four (4) quarterly anniversaries of the vesting commencement date, and (C) six and twenty-five thousandths percent (6.25%) on the next eight (8) quarterly anniversaries of the vesting commencement date thereafter, in each case, subject to Mr. Kidambi’s continued service through the applicable vesting date.

Equity Issuances in connection with the Merger

In connection with their respective backstop obligations in the Merger, each of Messrs. Blend (through an issuance to Lone Star Friends Trust) and Kidambi were issued 235,104 shares and 16,965 shares, respectively, of fully vested Class A common stock of the Company upon the closing of the Merger. For additional information regarding such backstop obligations, see Note 3.

Other Elements of Compensation

Retirement Plans

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. We expect that our named executive officers will continue to be eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan, and making fully vested matching contributions without any minimum prior service period, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

Health/Welfare Plans. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, which also cover their respective eligible dependents, including:

•medical, dental and vision benefits;
•medical and dependent care flexible spending accounts;
•short-term and long-term disability insurance; and
•life insurance.
We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

No Tax Gross-Ups

We do not make gross-up or similar payments to cover any of our named executive officers’ personal income taxes that may pertain to compensation or perquisites paid or provided by our company, including with respect to any taxes that may arise under or by operation of Internal Revenue Code Sections 280G or 409A.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards held by Mr. Kidambi as of December 31, 2022. Neither Mr. Blend nor Mr. Phillips held any equity awards as of December 31, 2022.

			Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Tridivesh Kidambi	2/1/2019	2/1/2019	109,955(2)	$515,689
	5/10/2022	1/28/2022	100,000(3)	$469,000
	6/17/2022	2/15/2021	3,684(4)	$17,278

(1)    Amounts shown were determined by multiplying the number of shares or units shown in the table by the closing price of our common stock on December 30, 2022 (the last trading day of our last completed fiscal year) of $4.69 per share.

(2)    Represents Openmail Series F Units that were converted in connection with the Merger into the right to receive shares of Class A and Class C common stock of the Company, and which vested 50% upon the closing of the Merger and vested or are scheduled to vest (as applicable) with respect to the remaining 50% in eight equal installments on each of the first eight quarterly anniversaries of the closing thereafter, subject to the executive’s continued employment through the applicable vesting date.

(3)    Represents restricted stock units that, as of December 31, 2022, were originally scheduled to vest as to (i) five percent (5%) on the first anniversary of the vesting commencement date, (ii) three and seventy-five thousands percent (3.75%) on the next four (4) quarterly anniversaries of the vesting commencement date, and (iii) ten percent (10%) on the next eight (8) quarterly anniversaries of the vesting commencement date thereafter, in each case, subject to the executive's continued service through the applicable vesting date. In February 2023, the vesting schedule of such award was amended such that these restricted stock units are now scheduled to vest (or did vest, as applicable) as to (i) five percent (5%) on the first anniversary of the vesting commencement date, (ii) eleven and twenty-five thousandths percent (11.25%) on the next four (4) quarterly anniversaries of the vesting commencement date, and (iii) six and twenty-five thousandths percent (6.25%) on the next eight (8) quarterly anniversaries of the vesting commencement date thereafter, in each case, subject to the executive's continued service through the applicable vesting date.

(4)    Represents restricted stock units that are scheduled to vest (or did vest, as applicable) as to twenty-five percent (25%) on each of the first four anniversaries of the vesting commencement date, subject to the executive's continued service through the applicable vesting date.

Executive Compensation Arrangements

During 2022, we were party to an employment agreement with Mr. Kidambi, the terms of which are summarized below. Messrs. Blend and Phillips were not a party to employment agreements with us during 2022.

Tridivesh Kidambi Employment Agreement

In 2022, we were party to an employment agreement with Mr. Kidambi, which was entered into by our predecessor entity in October 2016 and pursuant to which Mr. Kidambi serves as our Chief Financial Officer. Mr. Kidambi’s employment agreement sets forth the initial terms and conditions of his employment, including his initial base salary and signing bonus. Under his employment agreement, if Mr. Kidambi’s employment with us is terminated without “cause” (as defined therein) or by Mr. Kidambi for “good reason” (as defined therein), he will be eligible for the following severance benefits: (i) continued payment of his then-current base salary for 3 months and (ii) company-subsidized COBRA premiums for up to 6 months.

2022 DIRECTOR COMPENSATION
The following individuals served as our non-employee directors in 2022: John Civantos, William Foley, Dexter Fowler, Caroline Horn, Moujan Kazerani, Frank Martire, and Jennifer Prince. We maintain a Director Compensation Program for non-employee directors of the Company (the “Non-Employee Director Compensation Program”), which became effective as of February 25, 2022 and is further discussed below under “—Director Compensation Program”. The Non-Employee Director Compensation Program provides for grants of equity awards to our non-employee directors, commencing with the Company’s annual stockholders meeting for 2023 and, accordingly, our non-employee directors were not compensated under the Non-Employee Director Compensation Program for services provided during 2022.

However, we did award restricted stock units covering shares of our Class A Common Stock to our non-employee directors in fiscal year 2022. Twenty percent of the restricted stock units subject to each such award vested (or will vest, as applicable) on each quarterly anniversary of January 28, 2022 (or, for Mr. Civantos, February 25, 2022), subject to the applicable non-employee director’s continued service through the applicable vesting date. Additionally, we reimbursed our non-employee directors for their reasonable expenses incurred in attending meetings of the Board and its committees, as well as for certain expenses incurred in connection with attending corporate governance programs.

The table below summarizes the compensation we paid to our non-employee directors during the year ended December 31, 2022:

Name	Stock Awards ($)(1)	Total ($)
John Civantos	$233,775	$233,775
William Foley	$249,360	$249,360
Dexter Fowler	$263,210	$263,210
Caroline Horn	$270,140	$270,140
Moujan Kazerani	$304,780	$304,780
Frank Martire	$332,480	$332,480
Jennifer Prince	$304,770	$304,770

(1)     Amounts reflect the full grant-date fair value of restricted stock units granted during 2022 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock awards made to our directors in Note 19 to our consolidated financial statements included in our 2022 Annual Report on Form 10-K.

The aggregate unvested restricted stock units held as of December 31, 2022 by each non-employee director who was serving as of December 31, 2022 were as follows: John Civantos – 9,000; William Foley – 9,600; Dexter Fowler – 10,134; Caroline Horn – 10,400; Moujan Kazerani – 11,736; Frank Martire – 12,802; and Jennifer Prince – 11,736.

Director Compensation Program

Going forward, eligible directors are entitled to receive equity compensation for service on the Board under the Non-Employee Director Compensation Program as follows:

1. Annual Awards. Commencing with the Company’s annual stockholders meeting for 2023, the Company will grant an award of restricted stock units with a grant date fair value of $180,000 to each eligible director who is serving on the Board as of the date of the Company’s annual stockholders meeting or who is initially elected or appointed to serve on the Board at such annual meeting and, in either case, who will continue to serve on the Board immediately following such annual meeting.

2. Initial Awards. For eligible directors initially elected or appointed to serve on the Board after the Company’s annual stockholders meeting for the 2023 calendar year (and other than on the date of an annual meeting), the Company will grant an award of restricted stock units with a grant date fair value of $180,000, multiplied by a fraction, (a) the numerator of which is the difference between 365 and the number of days from the immediately preceding annual stockholders meeting date through the appointment or election date and (b) the denominator of which is 365.

3. Committee Awards. Commencing with the Company’s annual stockholders meeting for 2023, for eligible directors serving on a committee of the Board, the Company will grant awards of restricted stock units as follows (prorated for any partial year of service):

a. Audit Committee Awards. The Company will grant an award of restricted stock units with a grant date fair value of $50,000 to the eligible director who serves as Chairperson of the Audit Committee and an award of restricted stock units with a grant date fair value of $20,000 to each eligible director who serves as a member of the Audit Committee (other than the Chairperson of the Audit Committee).

b. Compensation Committee Awards. The Company will grant an award of restricted stock units with a grant date fair value of $20,000 to the eligible director who serves as Chairperson of the Compensation Committee and an award of restricted stock units with a grant date fair value of $10,000 to each eligible director who serves as a member of the Compensation Committee (other than the Chairperson of the Compensation Committee).

c. Nominating and Corporate Governance Committee Awards. The Company will grant an award of restricted stock units with a grant date fair value of $15,000 to the eligible director who serves as Chairperson of the Nominating and Corporate Governance Committee and an award of restricted stock units with a grant date fair value of $10,000 to each eligible director who serves as a member of the Nominating and Corporate Governance Committee (other than the Chairperson of the Nominating and Corporate Governance Committee).

The number of shares subject to any award will be determined by dividing the value of such award (subject to proration as provided in the terms of the Non-Employee Director Compensation Program) by the closing price for the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), on the New York Stock Exchange (or any applicable securities exchange on which the Company’s Class A Common Stock is then-listed) on the applicable grant date (or on the immediately preceding trading day if the applicable grant date is not a trading day). Each award shall vest as to twenty-five percent (25%) of the award on each of the first three (3) quarterly anniversaries of the applicable grant date, and as to the remaining twenty-five percent (25%) of the award on the earlier to occur of (x) the one-year anniversary of the applicable grant date and (y) the date of the next annual meeting of stockholders following the grant date, subject to the applicable eligible director’s continued service on the Board (or a committee of the Board, as applicable).

All awards of the Non-Employee Director Compensation Program will be granted under, and shall be subject to the terms and provisions of, the Award Plan.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of as of December 31, 2022, with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity compensation plans approved by security holders	—	—	3,186,531
Equity compensation plans not approved by security holders	—	—	—
Totals	—	—	3,186,531
_____________________

(1)     Consists of shares available for future issuance under our 2022 Incentive Award Plan. The number of shares available for issuance under the 2022 Incentive Award Plan will be annually increased on January 1 of each calendar year (beginning in 2023 and ending in 2032) by an amount equal to the lesser of (i) 2.5% of the total number of shares of Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by our Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us with respect to beneficial ownership of our common stock as of April 20, 2023 for (i) each member of our Board, (ii) each holder of 5.0% or greater of our common stock, (iii) our Named Executive Officers and executive officers, and (iv) all executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options that are exercisable within 60 days following April 20, 2023 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 93,252,365 shares of Class A Common Stock and 21,512,757 shares of Class C Common Stock outstanding as of April 20, 2023. Except as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name of Beneficial Owner	Shares of Class A Common Stock+	Class A Common Stock Beneficial Ownership Percentage	Voting Power Percentage++
Directors and Executive Officers
Michael Blend (1)	760,000	*	*
Brian Coppola (2)	417,897	*	*
Tridivesh Kidambi (3)	1,204,952	1.3%	1.0%
Jen Robinson (4)	65,938	*	*
Beth Sestanovich (5)	317,957	*	*
Daniel Weinrot (6)	154,455	*	*
John Civantos (7)	288,646	*	*
Dexter Fowler (8)	25,333	*	*
Caroline Horn (9)	26,000	*	*
Moujan Kazerani (10)	90,534	*	*
Frank R. Martire, Jr. (11)	4,482,879	4.8%	3.9%
Christopher Phillips (12)	18,672,586	20.0%	16.3%
Jennifer Prince (13)	29,333	*	*
All Directors and Executive Officers (13 Individuals)	26,436,510	28.3%	23.0%

Greater than 5% Holders
Cannae Holdings, LLC (14)	27,122,794	29.1%	23.6%
Stanley Blend (15)	16,411,892	17.6%	14.3%
Nicholas Baker (16)	7,699,449	8.3%	6.7%
Notes:
*    Represents beneficial ownership of less than 1%.
+    Represents shares of Class A Common Stock that the stockholders shown (i) beneficially own as of April 20, 2023 or (ii) have the right to acquire within 60 days upon exercise of (a) warrants, stock options and restricted stock units (“RSUs”) held by the stockholder or (b) the stockholder’s redemption right of any Class B Units in S1 Holdco held by such stockholder as described in the immediately subsequent footnote below. The shares included in this column are deemed to be outstanding in calculating the percentage ownership of Class A Common Stock of such stockholder, but are not deemed to be outstanding as to any other stockholder.
++    Includes shares that the stockholders shown have the right to acquire as of April 20, 2023 or within 60 days thereafter as described in immediately preceding footnote above. Assumes redemption of all Class B Units by all members of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) for shares of Class A Common Stock, which would have resulted in an additional 21,512,757 shares of Class A Common Stock outstanding as of April 20, 2023. Holders of Class B Units of S1 Holdco are entitled to have their Class B Units of S1 Holdco exchanged or redeemed for Class A Common Stock on a one-for-one basis or, at the election of the Company, a cash payment in an amount per Class B Unit of S1 Holdco redeemed and calculated based on the volume weighted average market price of a share of Class A Common Stock at the time of redemption. The Class B Units of S1 Holdco do not have voting rights, but holders of Class B Units of S1 Holdco own a corresponding number of shares of Class C Common Stock of the Company, which have voting rights and vote together with the shares of Class A Common Stock.
(1)    Consists of 35,000 Public Warrants exercisable for 35,000 shares of Class A Common Stock at an exercise price of $11.50 per share and 725,000 shares of Class A Common Stock, in each case held directly by Mr. Blend. Excludes (i) 58,766 shares of Class A Common Stock and 327,681 shares of Class A Common Stock issuable upon the exchange or redemption of 327,681 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, held by OpenMail2, LLC (“OpenMail2”) and (ii) 1,045,077 shares of Class A Common Stock and 251,379 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Company), in each case, directly held by the Blend Family Foundation. OpenMail2 is jointly controlled by Michael Blend, Charles Ursini and Tridivesh Kidambi as members of the board of managers thereof and they may be deemed to jointly control the voting and dispositive power over the shares held by OpenMail2. The directors of the Blend Family Foundation are Michael Blend, Sandra Blend and Stanley Blend. The terms of the Public Warrants are set forth in the Warrant Agreement filed with the SEC on June 22, 2020 as Exhibit 4.1 to the Issuer’s Current Report on Form 8-K.
(2)    Consists of (i) 114,360 shares of Class A Common Stock and 288,126 shares of Class A Common Stock issuable upon the exchange or redemption of 288,126 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held directly by Mr. Coppola, (ii) 2,812 shares of Class A Common Stock issuable from vested RSUs awarded to the securityholder and (iii) 1,916 shares of Class A Common Stock and 10,683 shares of Class A Common Stock upon the exchange of 10,683 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) issuable within 60 days, in each case from OpenMail2.
(3)    Consists of (i) 15,000 Public Warrants exercisable for 15,000 shares of Class A Common Stock at an exercise price of $11.50 per share held directly by Mr. Kidambi, (ii) 525,293 shares of Class A Common Stock and 617,903 shares of Class A Common Stock issuable upon the exchange or redemption of 617,903 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case held directly by Mr. Kidambi, (iii) 15,518 shares of Class A Common Stock held by Mr. Kidambi’s spouse (who is also an employee of the Company), (iv) an aggregate of 3,750 shares of Class A Common Stock issuable within 60 days from vested RSUs awarded collectively to Mr. Kidambi and Mr. Kidambi’s spouse and (v) 4,180 shares of Class A Common Stock and 23,309 shares of Class A Common Stock upon the exchange of 23,309 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) issuable within 60 days, in each case from OpenMail2.
(4)    Consists of (i) 52,289 shares of Class A Common Stock held directly by Ms. Robinson and (ii) 13,649 shares of Class A Common Stock issuable within 60 days from vested RSUs awarded to the securityholder.
(5)    Consists of (i) 74,192 shares of Class A Common Stock and 235,789 shares of Class A Common Stock issuable upon the exchange or redemption of 235,789 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held by Ms. Sestanovich, (ii) 2,250 shares of Class A Common Stock issuable within 60 days from vested RSUs awarded to the securityholder and (iii) 871 shares of Class A Common Stock and 4,856 shares of Class A Common Stock upon the exchange of 4,856 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) issuable within 60 days, in each case from OpenMail2.
(6)    Consists of (i) 57,860 shares of Class A Common Stock and 88,390 shares of Class A Common Stock issuable upon the exchange or redemption of 88,390 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held by Mr. Weinrot, (ii) 2,250 shares of Class A Common Stock issuable within 60 days from vested RSUs awarded to the securityholder and (iii) 906 shares of Class A Common Stock and 5,050 shares of Class A Common Stock issuable upon the exchange of 5,050 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) issuable within 60 days, in each case from OpenMail2.

(7)    Consists of (i) 90,534 shares of Class A Common Stock held directly by Mr. Civantos, (ii) 100,000 Public Warrants exercisable for 100,000 shares of Class A Common Stock at an exercise price of $11.50 per share held directly by Mr. Civantos, (iii) 4,500 shares of Class A Common Stock issuable within 60 days from vested RSUs awarded to the securityholder and (iv) 75,612 shares of Class A Common Stock securities held by the John Civantos 2011 Family Trust, which shares held by the trust Mr. Civantos disclaims beneficial interest in such securities except to any pecuniary interest therein.
(8)    Consists of (i) 20,267 shares of Class A Common Stock held directly by Mr. Fowler and (ii) 5,067 shares of Class A Common Stock issuable within 60 days from vested RSUs awarded to the securityholder.
(9)    Consists of (i) 20,800 shares of Class A Common Stock held directly by Ms. Horn and (ii) 5,200 shares of Class A Common Stock issuable within 60 days from vested RSUs awarded to the securityholder.
(10)    Consists of (i) 43,967 shares of Class A Common Stock and 40,700 shares of Class A Common Stock issuable upon exercise of 40,700 Public Warrants, in each case held directly by Mr. Kazerani, the spouse of Ms. Kazerani, (ii) 5,867 shares of Class A Common Stock issuable within 60 days from vested RSUs awarded to the securityholder and (iii) 12,000 shares of Class A Common Stock held by Ms. Kazerani’s in-laws, over which shares Ms. Kazerani’s spouse has voting and dispositive power pursuant to a power of attorney granted to him.
(11)    Consists of (i) 25,600 shares of Class A Common Stock held directly by Mr. Martire, (ii) 4,450,879 shares of Class A Common Stock directly held by BGPT Trebia LP (the "BGPT Sponsor"), (iii) 6,400 shares of Class A Common Stock issuable within 60 days from vested RSUs awarded to the security holder, and (iv) 616,250 shares of Class A Common Stock from the automatic conversion of 616,250 shares of Class D Common Stock held by the BGPT Sponsor. Under the Company’s Certificate of Incorporation, the BGPT Sponsor’s shares of Class D Common Stock automatically converted into Class A Common Stock on a one-for-one basis on March 17, 2022, the first trading day that the volume-weighted average price of Class A Common Stock equaled or exceeded $12.50 per share for 20 trading days within a period of 30 consecutive trading days. The sole general partner of BGPT Sponsor is Bridgeport Partners GP LLC and the sole limited partner of BGPT Sponsor is Bridgeport Partners LP. Each of Frank R. Martire, Jr. and Frank Martire, III serve as a managing member of Bridgeport Partners GP LLC and therefore may be deemed to beneficially own the 4,450,879 shares of Class A Common Stock, and ultimately exercises voting and dispositive power over such shares held by BGPT Sponsor. Each of Frank R. Martire, Jr. and Frank Martire, III disclaims beneficial ownership of these shares and warrants except to the extent of any pecuniary interest therein.
(12)    Consists of shares of Class A Common Stock held directly by Just Develop It Limited. The principal address of Just Develop It Limited is Larch House, Parklands Business Park, Denmead, Hampshire, X0 P07 6XP, United Kingdom.
(13)    Consists of (i) 23,466 shares of Class A Common Stock held directly by Ms. Prince and (ii) 5,867 shares of Class A Common Stock issuable within 60 days from vested RSUs awarded to the securityholder.
(14)    Consists of shares of Class A Common Stock held directly by Cannae Holdings, LLC (“CHL”). CHL is a wholly-owned subsidiary of Cannae Holdings, Inc. ("CHI"). The address of the principal business office of CHI is 1701 Village Center Circle, Las Vegas, Nevada 89134. Class A Common Stock ownership is based on information known as of March 14, 2023, the date of the reporting person's most recent Schedule 13D filing as of the record date.
(15)    Consists of (i) 6,728,498 shares of Class A Common Stock and 8,452,999 shares of Class A Common Stock issuable upon exchange or redemption of 8,452,999 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Issuer), in each case, directly held by Lone Star Friends Trust, over which Mr. Blend is the trustee with sole voting and dispositive power (ii) 592,514 shares of Class A Common Stock and 251,379 shares of Class A Common Stock issuable upon exchange or redemption of 251,379 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Issuer) directly held by the Dante Jacob Blend Trust, for which Mr. Blend is the trustee, (iii) 592,514 shares of Class A Common Stock and 251,379 shares of Class A Common Stock issuable upon exchange or redemption of 251,379 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Issuer) directly held by the Nola Delfina Blend Trust, for which Mr. Blend is the trustee, and (iv) 45,367 shares directly held by Mr. Blend in his individual capacity.
(16)    Consists of (i) 7,208,087 shares held directly by Mr. Baker and (ii) 491,362 shares held directly by Honix Capital Limited, a limited private company registered in England and Wales (“Honix”). Mr. Baker is the sole director and controlling stockholder of Honix and has the sole voting and dispositive power over the securities held by Honix. Class A Common Stock ownership is based on information known as of September 9, 2022, the date of the reporting person's most recent Schedule 13D filing as of the record date.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.
Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders during the fiscal year ended December 31, 2022, except (i) due to administrative errors, each of the following filed one late Form 4 to correct the nature of ownership and amount of securities acquired in connection with the consummation of the Merger: Michael Blend (one transaction), Moujan Kazerani (two transactions), Brian Coppola (three transactions), Paul Filsinger (three transactions) Tridivesh Kidambi (four transactions), Jennifer Robinson (one transaction), Elizabeth Sestanovich (one transaction) Christopher Phillips (three transactions) and Just Develop It Limited (one transaction) and (ii) due to administrative delays in obtaining EDGAR filing codes, each of the following individuals filed one late Form 3 in connection with the consummation of the Merger: Stanley Blend, Lone Star Friends Trust and JDI & AFH Limited.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Investment in Protected by Lone Investment Holdings
On October 16, 2018, S1 Holdco and its subsidiaries purchased a 50.1% interest in Protected for $55,000. At the time of the transaction, an investment vehicle known as Lone Investment Holdings ("LIH") was a shareholder and creditor of Protected. LIH owned 7.7% of the equity of Protected, and also was a creditor for $10,500, with respect to shareholder loans for which Protected was the obligor. LIH’s shareholders primarily consist of members of the Company’s management team. As a result of the Business Combination, LIH’s shareholder loan to Protected was repaid, with interest, and LIH also received $1,158 in proceeds from the sale of its equity.
Loan to Former Chief Executive Officer
During 2021, S1 Holdco extended a loan of $1,500 to Ian Weingarten, its former Chief Executive Officer, in connection with his separation agreement. In January 2022, in conjunction with the consummation of the Business Combination, the loan was repaid in full.
Services with Paysafe
Protected.net utilizes multiple payment processors in order to process credit card payments from its subscription customers, including Paysafe Financial Services Limited (“Paysafe”). In March 2021 Paysafe completed a merger with Foley Trasimene Acquisition Corp. II (“Foley Trasimene”), a special purpose acquisition company sponsored by entities affiliated with William Foley, who was also a sponsor of Trebia Acquisition Corp. and was a member of the Company’s Board of Directors during 2022. Protected.net’s payment processing agreement with Paysafe was negotiated before the announcements of both (i) the Business Combination as well as (ii) the business combination between Paysafe and Foley Trasimene. The amount due from Paysafe was $2,447 as of December 31, 2022 (Successor).
Agreements with JDI Property Holdings
The Company has agreements with JDI Property Holdings Limited (“JDIP”), an entity controlled by Christopher Phillips, a director of the Company, which allows for the Company to occupy desks at JDIP’s property in such a place as JDIP specifies from time to time in exchange for GBP 52 per month. The agreements with JDIP expire on October 31, 2026. Additionally, the Company utilizes a JDIP credit card and the Company reimburses JDIP monthly. The amount owed to JDIP was insignificant as of December 31, 2022 (Successor).
Waiver of Payments to Director and Greater-than-5% Stockholder
On August 30, 2022, the Company, Protected.net and Just Develop It Limited (“JDI”), an entity controlled by a director of the Company, entered into a Conditional Consent, Waiver and Acknowledgement (the “Waiver”) pursuant to which JDI agreed to waive its right to the Year 3 Stock Bonus Pool, as such term is defined in the Business Combination Agreement, dated as of June 28, 2021 (as amended, the “Business Combination Agreement”) by and among the Company, S1 Holdco, Protected and the other parties signatory thereto in connection with the Business Combination, consisting of $50,000 of Class A common stock payable in January 2024 and as set forth in Section 12.11(a) of the Business Combination Agreement in exchange for $40,000 in cash payable in four (4) quarterly installments of $10,000 each, commencing on August 30, 2022 and on each three (3) month anniversary thereafter.
In connection with entering into the Waiver, the Company entered into one (1) year contractual lockup agreements with each of Christopher Phillips, a member of the Board of Directors of the Company and the controlling shareholder of JDI (on behalf of himself and JDI), pursuant to which Mr. Phillips and JDI agreed not to sell each their shares of Class A common stock for one year from September 1, 2022 through August 30, 2023 (the “Lockup Period”); provided that Mr. Phillips and JDIL may sell Class A common stock, among other exceptions, at any time during the Lockup Period at prices equal to or in excess of $11.00 per share.
Revolving Note from Company Co-Founders
On April 10, 2023, Orchid Merger Sub II, LLC (“Orchid Sub”), a wholly-owned subsidiary of the Company, entered into a $20.0 million revolving note (the “Revolving Note”) with Lone Star Friends Trust (acting by and through its trustee, Stanley Blend, “Lone Star”) and CEE Holding Trust (acting by and through its trustee, Jackson Hole Trust Company, “CEE”, and together with Lone Star, collectively, the “Lenders” and each, a “Lender”), which are trusts established for the benefit of the Company’s co-founders, Michael Blend and Charles Ursini, respectively, in a private transaction approved by the independent and non-interested members of the the Board. Each Lender provided a $10.0 million commitment for an aggregate principal of $20.0 million under the

Revolving Note to Orchid Sub on a several but not joint basis (each, a “Commitment” and, collectively, the “Commitments”).
Any borrowed loan amounts outstanding under the Revolving Note accrue interest at the rate per annum equal to the Secured Overnight Financing Rate (“SOFR”) as administered by the Federal Reserve Bank of New York plus 3.15%. Orchid Sub may borrow amounts under the Revolving Note in increments of $100,000, and may prepay any amounts borrowed at any time without penalty or interest (other than applicable breakage costs, if any). The final maturity date under the Revolving Note is July 10, 2024. The Lenders are also entitled to (i) an unused commitment fee equal to 1.0% per annum of the actual daily amount of total unfunded Commitments under the Revolving Note during the period from the closing date to the maturity date, payable quarterly in arrears and (ii) a closing fee equal to 12.0% of each Lender’s Commitment under the Revolving Note, payable within 180 days of April 10, 2023. In addition, Orchid Sub agreed to reimburse the Lenders for their reasonable and documented costs expenses incurred in connection with the negotiation, documentation and execution of the Revolving Note.
Indemnification agreements
We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements, our Charter and our Bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers.
There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
Employment of a Family Member

One employee of the Company, who is the spouse of an executive officer, received total compensation of $528, which includes proceeds from the Merger, during 2022.

Trebia Transactions

On July 13, 2021 BGTP Trebia LP, a Delaware limited partnership (the "BGPT Sponsor") and Trasimene Trebia, LP, a Delaware limited partnership (the "Trasimene Sponsor", and together with the BGPT Sponsor, the "Sponsors") made available to the Company a loan of up to $500,000 pursuant to two promissory notes issued to the Company from the BGPT Sponsor in the amount of $212,500 (the “BGPT Note”) and to Trasimene Sponsor $287,500 (the “Trasimene Note”). The Company is entitled to submit drawdown requests to the Sponsor from time to time and the proceeds from any amounts borrowed under the note will be used for on-going operational expenses and certain other expenses. The notes are unsecured, non-interest bearing and mature on the earlier of: (i) May 31, 2022, or (ii) the date on which the Company consummates a Business Combination. On July 13, 2021, the Company drew-down $106,250 under the BGPT Note and $143,750 under the Trasimene Note. On August 9, 2021, the Company drew-down an additional $75,000 under the BGPT Note. As of December 31, 2021, the outstanding balance under the promissory notes was $450,000. Upon the closing of the Merger, the outstanding Notes were satisfied and extinguished.

The Company was party to an administrative services agreement pursuant to which Trebia will pay BGPT Sponsor a total of $10,000 per month, until the earlier of the completion of the Merger and the liquidation of the trust assets, for office space, utilities, administrative and support services. For the year ended December 31, 2021 and the period between February 11, 2020 and December 21, 2020, the Company had incurred $120,000 and $65,000 in fees for these services, respectively. After the completion of the Merger, this agreement was terminated.

Policies and procedures for related party transactions
We have adopted a related-party transaction policy setting forth the policies and procedures for the review and approval or ratification of transactions involving us and “related persons.” For the purposes of this policy, “related persons” includes our executive officers and directors or their immediate family members, stockholders owning five percent or more of our outstanding common stock and their immediate family members and entities in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent or greater beneficial ownership interest.
The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated party and the extent of the related person’s interest in the transaction. All related-party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the audit committee that considers the transaction.

STOCKHOLDER PROPOSALS
Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws. Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals that are intended to be presented at our 2024 annual meeting of stockholders and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us no later than December 29, 2023. Stockholders are also advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our Bylaws, the deadline for submitting a stockholder proposal or a nomination for director that you intend to present at our 2024 annual meeting of stockholders is not later than the close of business on the 120th day (February 9, 2024) prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within thirty days before or sixty days after the anniversary date of the immediately preceding annual meeting, not more than the 120th day prior to such annual meeting and not later than the close of business on the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later April 16, 2024. In connection with our annual meeting of stockholders in 2024, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.
Stockholder proposals must be in writing and should be addressed to our Corporate Secretary, at our principal executive offices at 4235 Redwood Avenue, Los Angeles, California 90066. It is recommended that stockholders submitting proposals direct them to our Corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.
STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Proxy Statement and Annual Report and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report and other proxy materials mailed to you, please submit a written request to our Corporate Secretary, 4235 Redwood Avenue, Los Angeles, California 90066, email our Investor Relations at ir@system1.com or call us at (310) 924-6037, and we will promptly send you what you have requested. You can also contact our Secretary or Investor Relations if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.
AVAILABLE INFORMATION
We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxies and information statements that we have filed electronically with the SEC at http://www.sec.gov. The information contained on our website, other than this proxy statement, is not considered proxy solicitation material and is not incorporated by reference herein.

OTHER MATTERS
We do not know of any business, other than as described in this Proxy Statement that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.
To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy by no means prevents you from attending and voting at the Annual Meeting.

By order of the Board of Directors,

/s/ Daniel Weinrot
Daniel Weinrot, Corporate Secretary
June 7, 2023